STATE OF ILLINOIS      )
                       )SS           DURABLE POWER OF ATTORNEY
COUNTY OF COOK         )

         Know all men by these presents, that I, Kenneth Hilton Johnson, aka Ken Johnson, of 1331 South Federal, Chicago, Illinois, 60605, hereby make, constitute and appoint my sister, Kim Carrier, of P.O. Box 646, Walhalla, North Dakota, 58282, my true and lawful attorney in fact for me and in my name, place and stead, giving unto said Kim Carrier, full power to do and perform all and every act that I may legally do through an attorney in fact, and every proper power necessary to carry out the purposes for which this power is granted, with full power of substitution and revocation, hereby ratifying and affirming that which Kim Carrier or her substitute shall lawfully do or cause to be done by herself or her substitute lawfully designated by virtue of the power herein conferred upon her.

         It is my desire that this Power of Attorney shall not be affected by my subsequent disability or incapacity, and that my sister, Kim Carrier, shall continue to act in regards to all business transactions and real estate transactions such as the ability to sell, mortgage, invest, reinvest, exchange, manage, control and in any way use and deal with any and all of said property and other transactions necessary in order to handle my property, both real and personal.

         I understand that this Power of Attorney is an important legal document. Before executing it, my attorney explained to me the following:

         (1) This document provides my Attorney in Fact with broad powers to dispose, sell, convey and encumber my real and personal property;

         (2) The powers granted in this Power will exist for an indefinite period of time unless I limit their duration by the terms of this Power or revoke this Power. These powers will continue to exist notwithstanding my subsequent disability or incapacity; and

         (3) I have the right to revoke or terminate this Power at any time.

         IN WITNESS WHEREOF, I have hereunto set my hand this 19th day of November, 1998.


                                                   /s/ Kenneth Hilton Johnson
                                                   ----------------------------
                                                   KENNETH HILTON JOHNSON


STATE OF NORTH DAKOTA       )
                            )SS
COUNTY OF PEMBINA           )

         On this 19th day of November, 1998, before me personally appeared Kenneth Hilton Johnson, aka Ken Johnson, known to me to be the person who is described in and who executed the within instrument and acknowledged to me that he executed the same.


(SEAL)                                 /s/ Colleen Kay Gratton
                                      --------------------------------
                                      COLLEEN K. GRATTON
                                      Notary Public, STATE OF NORTH DAKOTA
                                      My Commission Expires FEB. 16, 2000